Exhibit 99.1

FOR IMMEDIATE RELEASE

METTLER-TOLEDO INTERNATIONAL INC. ANNOUNCES
CONNIE HARVEY TO JOIN BOARD OF DIRECTORS

COLUMBUS, Ohio, USA - May 22, 2015 - Mettler-Toledo International Inc. (NYSE: MTD) announced today that Connie Harvey has been appointed to its Board of Directors, effective July 29, 2015.
Ms. Harvey is Chief Operating Officer of the Commercial Healthcare Business Group for Xerox Corporation. Ms. Harvey was named to this leadership position in June 2014. She was appointed a vice president of Xerox in February 2012 and joined the company in 2001.
Robert F. Spoerry, Chairman of the Board, stated, “Connie is an accomplished business leader. Her group encompasses service offerings for the healthcare industry including payers, providers, and pharmaceutical and life science companies. Connie has significant experience with business process engineering and building a service business through organic growth and M&A. She is an innovative and strategic thinker, and we look forward to her contributions to our Board.”

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company has strong leadership positions in all businesses and believes it holds global number-one market positions in a majority of them. Specifically, METTLER TOLEDO is the largest provider of weighing instruments for use in laboratory, industrial and food retailing applications. The Company is also a leading provider in analytical instruments for use in life science, reaction engineering and real-time analytic systems used in drug and chemical compound development and process analytics instruments used for in-line measurement in production processes. In addition, METTLER TOLEDO is the largest supplier of end-of-line inspection systems used in production and packaging for food, pharmaceutical and other industries. Additional information about METTLER TOLEDO can be found at www.mt.com/investors.